Exhibit 99.1

Harmonic Announces Pricing of $125 Million Convertible Notes Offering

SAN JOSE, Calif. — Dec. 9, 2015 — Harmonic Inc. (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure, today announced the pricing of $125.0 million aggregate principal amount of 4.00% convertible senior notes due 2020 (the “notes”), in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Harmonic has also granted the initial purchaser of the notes a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of the notes, solely to cover over-allotments, if any.

The sale of the notes to the initial purchaser is expected to settle on December 14, 2015, subject to customary closing conditions, and is expected to result in approximately $120.8 million in net proceeds to Harmonic (or approximately $139.0 million if the initial purchaser exercises its option to purchase additional notes in full) after deducting the initial purchaser’s discount and estimated offering expenses payable by Harmonic.

The notes will be senior, unsecured obligations of Harmonic and will bear interest at a rate of 4.00% per year. Interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2016. The notes will mature on December 1, 2020, unless earlier repurchased or converted.

Harmonic expects to use up to $70.0 million of the net proceeds of the offering to pay a portion of the costs associated with its previously announced acquisition of Thomson Video Networks SAS. Harmonic also intends to use approximately $50.0 million of the net proceeds from the offering to repurchase shares of its common stock from purchasers of the notes in the offering in privately negotiated transactions effected through the initial purchaser or its affiliate as Harmonic’s agent concurrently with the offering.

Repurchases of common stock effected concurrently with the offering may have affected or may affect the market price of Harmonic’s common stock concurrently with, or shortly after, the pricing of the notes, and may have resulted in a higher effective conversion price for the notes.

Harmonic intends to use any remaining net proceeds from the offering for working capital and general corporate purposes, including the repurchase of additional shares pursuant to its existing share repurchase program.

The initial conversion rate for the notes is 173.9978 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $5.75 per share). Conversions of the notes will be settled in cash, shares of Harmonic’s common stock or a combination thereof, at Harmonic’s election. The last reported sale price of Harmonic’s common stock on The NASDAQ Global Select Market on December 8, 2015 was $4.49 per share.

Holders may convert all or a portion of their notes at their option at any time prior to the close of business on the business day immediately preceding September 1, 2020, only upon the satisfaction of certain conditions and during certain time periods. On or after September 1, 2020 until the close of business on the second scheduled trading day immediately preceding December 1, 2020, holders may convert their notes at any time, without condition.

Holders may require Harmonic to repurchase their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a repurchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, upon the occurrence of certain corporate events, Harmonic will increase the conversion rate for holders who convert in connection with such corporate events.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

# # #

CONTACTS:

Hal Covert Chief Financial Officer Harmonic Inc. +1.408.542.2500	Blair King Director, Investor Relations Harmonic Inc. +1.408.490.6172